EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT ("Agreement") is made effective September 1, 2000, by and between MariCulture Systems, Inc., a Florida Corporation, ("Employer"), of Post Office Box 968, Lake Stevens, Washington 98258-0968 and Richard J. Luce ("Employee") of 28660 Hawthorne Road, Hartland, Wisconsin 53029.

                                    RECITALS

         IN CONSIDERATION of the employment of the Employee by Employer, the compensation and attendant benefits provided to Employee by Employer during the duration of employment, the use and employment by Employee of Employer's facilities and equipment, the ongoing disclosure to Employee of Employer's confidential and proprietary information, the opportunity for Employee to serve Employer's clients and customers, and the mutual covenants herein, the parties hereto mutually agree as follows:

                                    AGREEMENT

     1. Employment. Employee shall be employed by Employer as Vice President, Sales and Marketing, reporting directly to the President. Employee's responsibilities are expected to generally include but not be limited to Direction and Management of all Sales Functions and, as required, marketing functions of the Company.

     2. Term. The term of employment of Employee by Employer under this Agreement shall begin as of the Agreement Date and be for a period of Four (4) calendar years thereafter, unless terminated pursuant to Paragraphs 11, 12, 13, 14, or 15 of this Agreement. Employee hereby accepts employment subject to this Agreement's ratification by the Company's Board of Directors.

     3. Best Efforts of Employee. Employee agrees to perform faithfully, industriously, and to the best of Employee's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Employer. Such duties shall be provided at such place(s) as the needs, business, or opportunities of the Employer may require from time to time.

     4. Performance. During Employee's employment Employee will not engage in any activity that conflicts with Employer's business interests so as to interfere with the proper and efficient performance of Employee's duties at Employer.

     5. Compensation. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee an annual base salary ("Base Salary") payable in monthly installments on the last working day of each month in arrears, at the rates per year set forth below:




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          Dates                         Amount
       -------------                 ---------------
       First Year                    $ 93,500.00
       Second Year                   $100,045.00
       Third Year                    $107,048.00
       Fourth Year                   $114,541.00

Employee's starting Base Salary is Ninety Three Thousand Five Hundred dollars ($93,500.00). It is expected that no salary can or will be paid during the first Four (4) Months of employment. No salary will be accrued during the First Four
(4) Months of employment in which no salary can be paid. Employee acknowledges that the Employer's ability to pay any salary is dependent solely upon the Company's ability to secure and maintain working capital throughout the term of this Agreement sufficient to maintain full operational status of the Employer. If the Employer does not pay the Employee's Base Salary during the First Four
(4) Months of employment, the Employer will compensate the Employee in the amount of Five Thousand (5,000) shares of the Company's restricted Common Stock for each pay period in which no salary is paid. In the event that a salary is not paid in any months following the first Four (4) months of employment, the Employer will compensate the Employee by the accrual of the Employee's monthly Base Salary plus Five Hundred (500) shares of the Company's restricted Common Stock for each pay period in which a salary is not paid. All stock to be received in lieu of salary for the year 2000 will be issued not later than March 31, 2001 when authorized by the Company's Board of Directors. In the event Employee voluntarily quits prior to any Base Salary being paid, Employer shall not be obligated to accrue any further compensation beyond the Termination Date.

         6. Additional Compensation. In addition to Base Salary, the Employer will make quarterly commission payments to the Employee of a One-Half percent (0.5%) override commission based on gross sales of the Company products exclusive of taxes, freight and fees. In addition to the override commission, the Employer will make a commission payment of One-Half percent (0.5%) to the Employee for all direct sales by the Employee. All commission payments will be paid on the Fifteenth day of the month with Fifty percent (50%) of direct commissions paid in the month following shipment and Fifty percent (50%) or the adjusted balance of these commissions paid upon close of the project. The project will be considered closed when the final billing to the customer is placed on the books of the Employer. Employee will not receive any portion of pooled commissions shared by other employees of Employer whose payment amount is determined by Employee. If the budget plan is met, the employee will also receive such additional compensation as may be determined by the Company's Board of Directors or by a compensation committee of the Board of Directors.

         7. Stock Options. Employee is hereby granted the right to purchase up to One Hundred Thousand (100,000) shares of the Company's Common Stock ("Options") from the Company at the price of Four dollars ($4.00) per share of Common Stock. Employee must exercise each vested option by written notice to Employer. The Options shall become vested according to the following formula and subject to the following terms: a) Twenty-Five percent (25%) of the Options shall become vested on the First day of the First year (January 1, 2001) following the date of this Agreement; b) The remaining Seventy-Five percent (75%) of the Options shall become vested at the equal rate of Twenty-Five percent (25%) upon each successive One (1) year anniversary; and

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c) All  vested  Options  shall  expire  within  Three (3) years from the date of vesting excepting that if Employee is terminated pursuant to Paragraphs 12 or 13 of this Agreement, all vested Options shall expire after One Hundred (100) days following the Termination Date. In the event that this Agreement is terminated for any reason, no Options shall vest to Employee from the Termination Date forward.

         8. Employee Benefits. The Employee shall be entitled at Employer's expense to participate in any Employee benefits maintained by Employer for Employer's senior executive level employees including, without limitation, any life, health, hospitalization, disability, medical and dental insurance programs, as may be authorized and adopted from time to time by the Employer, with respect to Employee.

         9. Expenses. Employer will reimburse Employee for all reasonable and pre-approved travel, entertainment or other business expenses incurred by him in the performance of Employee's duties hereunder in accordance with the policies for such reimbursement of senior executives from time to time as established by Employer. The Employee shall be reimbursed monthly for all such business expenses upon presentation to Employer of an itemized accounting therefore, together with such receipts or vouchers and other reasonable verifications as Employer may reasonably require. In the event that Employer is not able to reimburse Employee promptly, the Company's president shall permit the accrual of Employee's expenses on the books of the Company and will notify Employee when initial reimbursement of expenses is expected to begin after which date all reimbursement will progress on a timely basis. If Employee is required to travel outside the Seattle metropolitan area or incur expenses in excess of $500.00, Employee shall be entitled to receive an advance for these expenses.

10. Automobile. Employer will provide Employee for the term of this Agreement with an automobile selected by the Employee for which the Employer's portion of the lease payment shall not exceed $400.00 per month. The Company's Board of Directors shall determine the initial availability of an automobile to the Employee. Employer shall provide deposits, tags, insurance, fuel, and full maintenance for the automobile. Employee shall have the automobile available at all times for duties to be performed for Employer under this Agreement. Employer agrees to reimburse Employee for any other usual and reasonable automobile expenses incurred by Employee during the performance of Employee's assigned duties, which expenses are pre-approved by Employer.

         11. Termination by Non-Renewal. The Employer may terminate this Agreement by providing written notice to Employee that the Employer will not renew this Agreement with Employee, provided however, that such notice must be given to Employee no less than One Hundred Twenty (120) days prior to completion of the term of this Agreement. If the Employer fails to give such written notice and if Employer fails to render a new agreement upon expiration of this Agreement, this Agreement will automatically extend for a period of One (1) year under the same terms and conditions of Year Four (4) of this Agreement plus a salary increase of Seven percent (7%) for each year thereafter. If this Agreement is terminated pursuant to Paragraph 11 of this Agreement, the Termination Date shall be the final day of the term being served by Employee and no other compensation shall accrue from that day forward. In the event this Agreement is terminated pursuant to Paragraph 11, the Employer shall pay Employee's Compensation accrued through the Termination Date pursuant to Paragraphs 5 & 6 of this Agreement.




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         12.  Termination by the Employer for Cause.  The Employer may terminate this Agreement for Cause by providing written notice to Employee and the Termination Date shall be the date of such notice to Employee. As used herein, "Cause" shall include but not be limited to any act by Employee, which in the opinion and sole discretion of the majority of the Company's Board of Directors,
constitutes  negligence,   gross  misconduct,   material  dishonesty,  fraud  or
fraudulent misrepresentation or criminal conduct. In the event this Agreement is terminated pursuant to Paragraph 12 of this Agreement, the Employer shall have no further liability to Employee other than for Employee's compensation accrued through the Termination Date pursuant to Paragraphs 5 & 6 of this Agreement. The compensation paid under Paragraph 12 of this Agreement shall be the Employee's exclusive remedy. In the event the Employer terminates this Agreement pursuant to Paragraph 12, the employer shall provide Employee with written notice specifying in reasonable detail the Employee's acts or conduct that the Employer has determined constitutes the Employer's right to terminate this Agreement pursuant to Paragraph 12. Prior to any closure of the termination, Employee shall be provided, at Employee's request, an immediate opportunity to rebut termination for cause before the President or Chairman of the Company with a final finding by the Board of Directors.

         13. Termination by the Employer without Cause. The Employer may terminate this Agreement without Cause by providing written notice to Employee and the effective date ("Effective Date") shall be the date of such notice to Employee. In the event this Agreement is terminated pursuant to Paragraph 13, the Employer shall pay Employee's compensation accrued through the Effective Date pursuant to Paragraphs 5 & 6 of this Agreement. The Employer shall have the further obligation to a) continue Employee's health care benefits, as provided to Employee immediately preceding the Termination Date, for a period of Six (6) months after the Effective Date, and b) pay Employee severance for a period of Nine (9) months after the Effective Date. The monthly installments of severance will be equal to the average monthly Base Salary paid to Employee for the period of Six (6) months preceding the Effective Date.

         14. Termination by Death. The Employer may terminate this Agreement upon the death of Employee and the Termination Date shall be the date of Employee's death. In the event of termination pursuant to Paragraph 14 of this Agreement, the Employer shall continue to pay Employee's heirs or estate the Compensation which Employee would otherwise have been entitled to receive, pursuant to Paragraphs 5 & 6 of this Agreement, for a period of Sixty (60) days following the Termination Date.

         15. Termination by Disability. The Employer may terminate this Agreement by providing written notice to Employee if, during the term of this Agreement, Employee shall become incapable of fulfilling Employee's obligations hereunder because of injury or physical or mental illness (collectively known as "Disability") which shall exist or may be reasonably anticipated to exist for a period of Disability, as may be confirmed by Two (2) separate medical opinions, in excess of Three (3) consecutive months or for an aggregate total of Four (4) months in any One (1) year period and the Termination Date shall be the date of such notice to Employee. In the event this Agreement is terminated pursuant to Paragraph 15 of this Agreement, the Employer shall pay Employee's Compensation accrued through the Termination Date, including any period of Disability, pursuant to Paragraphs 5 & 6 of this Agreement.


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         16. Additional Compensation at Termination. In the event this Agreement is terminated pursuant to Paragraph 14 or Paragraph 15 of this Agreement, Employee shall receive any additional compensation to which Employee or Employee's heirs may be entitled under any plan or program maintained by the Employer prior to the Termination Date, or pursuant to any other Agreement between Employee and the Employer.

         17. Termination by Employee. Employee may terminate this Agreement in the event there is: a) a material and unilateral change by the Employer which change causes a substantial reduction of Employee's function, duties, or responsibilities; or b) a liquidation, dissolution, consolidation, or merger of the Employer or transfer of all or substantially all of its assets except for a merger or consolidation where the Employer shall be the surviving corporation and the surviving corporation continues to be obligated for all of the Employer's obligations under this Agreement, then Employee shall have the right, at Employee's sole discretion, to terminate this Agreement by providing written notice to the Employer within Sixty (60) days of Employee's knowledge of the occurrence of "a" or "b" in Paragraph 17 of this Agreement. In the event this Agreement is terminated pursuant to Paragraph 17, the Employer shall pay Employee's compensation accrued through the Termination Date pursuant to Paragraphs 5 & 6 of this Agreement. The Employer shall have no further obligations to: a) provide Employee's health care benefits, or b) pay Employee severance.

         18. Vacation. Employee shall be entitled to Twenty (20) days of paid vacation for each year of employment beginning on the First Day of the first full calendar year of Employee's employment. Employee shall not take more than Seven (7) consecutive days of vacation without consent of Employer. In the event that vacation is not used by the end of a benefit year, Employee may not transfer unused days to the next benefit year nor may he seek compensation for such unused days unless Employee was prevented from taking scheduled vacation days at the specific request of Employer. On termination of employment or completion of the term of this Agreement, Employee shall receive payment for any accrued or unused vacation.

         19. Confidential Information. "Confidential Information" shall mean all vital information, property or other tangible item or intangible item not generally known to the public and relating to Employer's business which Employee learns, and has access to including without limitation all such information, property or items relating to the products, sales, customers, clients or business of Employer which also includes without limitation all data, programs, software, technology, Inventions (as defined in Paragraph 22.1a), Copyrights (as defined in Paragraph 22.1b), customer or contact lists, sources of supply, prospects or projections, manufacturing techniques, formulas, processes, research, development or experimental work, work in progress, business plans, marketing plans and techniques, financial information, and all concepts, ideas, trade secrets, or other matters relating to Employer's business and not generally known to the public.

         20. Confidential Information is Property of Employer. Employee recognizes and acknowledges that during the course of employment, Employee will learn and have access to Confidential Information, that this Confidential Information constitutes a valuable, special and unique asset of Employer's business, access to and knowledge of which are essential to the performance of Employee's duties. Employee acknowledges and agrees that all confidential information is and shall remain the exclusive property of Employer.




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         21. Agreement to Maintain Confidentiality of Confidential  Information.
Employee agrees and acknowledges that Employer's business and future success depends on the preservation of the trade secrets and other confidential information of Employer and its suppliers, customers and prospective customers (the "Confidential Information"). The Confidential Information includes, without limitation, existing and to be developed or acquired computer software, procedural and technical manuals and practices, product designs, customer lists, business information, product and marketing plans, personnel information, know-how and any other ideas, concepts methods, inventions, procedures or information that are proprietary to Employer, its affiliates or its actual or prospective suppliers or customers or that Employer is required to keep confidential whether developed by or provided to Employee. The Confidential Information shall not include information that now or hereafter becomes generally known or available to the public, other than through a violation of this Agreement, or that Employee can document as lawfully having been in its possession prior to receiving such information from Employer. Employee agrees that, except as expressly directed by Employer or reasonably within the scope of Employee's duties, the Employee will not at any time, whether during or after Employee's employment with Employer, use or disclose to any person for any purpose any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by the Employee or otherwise coming into the Employee's possession or control, without the prior written permission of Employer. Employee agrees to abide by all Employer rules and procedures, as may be established from time to time, designed to protect its Confidential Information. A violation of this Paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

         22.      Assignment of Intellectual Property Rights.

          22.1 Definitions. As used in this Agreement, the following terms shall have the following meaning:

               22.1a. Invention. "Invention" shall mean any design, computer program (as defined in 17 USC ss. 101), computer reconfiguration of any kind, technology, device, process, patent, product, instruction manual, blueprint, technical specification, electronic artwork, computer hardware, and circuit diagram discovered, conceived, developed, written or produced, and whether or not reduced to practice, or any modifications or improvements to them, and shall not be limited to the definition of an invention contained in the United States Patent Laws.

               22.1b. Copyright. "Copyright" shall mean any claim to copyright protection in works of authorship that describe any computational method, apparatus, software, computer program or algorithm process or procedure, whether they are in machine readable form, in English or any other programming language. The term shall not be limited to the requirement of any notice as required in the United States of America, but shall include that subject matter in its published or unpublished form under the copyright statutes of the United States, the Universal Copyright Convention, and the Berne Convention, and/or any other convention to which the United States is a signatory. Employee shall promptly disclose to the Employer all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of the Employer, and the Employee shall surrender possession of such records to the Employer upon any suspension or termination of the Employee's employment with the Employer.

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               22.2   Assignment.   Employee   shall   assign  and  hereby  does
irrevocably assign and convey to Employer all right, title and interest (including without limitation all copyrights, patents and patent rights, trade secrecy and contract rights and any other proprietary rights) in and to all Inventions, Copyrights and Confidential Information, whether copyrightable or patentable or not, and in and to all other works, works-in-progress, software,
documentation,    designs,   characters,    trademarks,   logos,   improvements,
discoveries, ideas, concepts, processes, inventions or other properties made, created, conceived, or developed by Employee, either alone or with others, during the term of and within the scope of Employee's employment by Employer, provided, the above assignment does not apply to any Invention for which no equipment, supplies, facilities or trade secret of the Employer was used and which was developed on the Employee's own time, unless a) the invention relates
(i) directly to the business of Employer, or (ii) to the Employer's actual or demonstrably anticipated research or development, or b) the invention results from any work performed by the Employee for the Employer, in which cases the above assignment shall apply. This is a continuing assignment, which becomes automatically effective immediately upon the creation of each such invention (each an "Assigned Invention").

               22.3 Identification of Prior Inventions. Employee has attached hereto a list describing all Inventions belonging to him and made by him prior to his employment with Employer that he wishes to have excluded from this Agreement. If no such list is attached, Employee represents that there are no such Inventions. If in the course of his employment at Employer, Employee incorporates into an Employer product, process, or machine, or otherwise uses in an Employer product, an invention owned by him or in which he has an interest, Employer is hereby granted and shall have an exclusive royalty-free, irrevocable, worldwide license to make, have made, use, and sell that invention without restriction as to the extent of Employee's ownership or interest.

               22.4 Disclose and Assist. Employee shall promptly disclose all Assigned Inventions in writing to Employer, shall assist Employer in preparing patent or copyright applications for Assigned Inventions, execute said applications and all other documents required to obtain patents or copyrights for Assigned Inventions, and execute all documents Employer deems appropriate to vest title thereto in Employer, at Employer's expense, but for no additional consideration or compensation to Employee. In the event Employer requires assistance under this paragraph after Employee's termination of Employment, Employee shall provide such assistance with mutually agreed upon compensation.

               22.5 Execute Agreements. During the term of employment or after termination, on request of Employer, Employee shall execute specific assignments in favor of Employer of any of the Assigned Inventions covered by this Agreement, as well as execute all papers and perform all lawful acts that Employer considers necessary or advisable for the preparation, prosecution, issuance, procurement and maintenance of patent or copyright applications and patents and copyrights of the United States and foreign countries for these Assigned Inventions, and for transfer of any interest Employee may have, and Employee shall execute all documents Employer deems necessary to vest title in Employer in and to the Assigned Invention. Notwithstanding the above, the absence of Employer request for a specific assignment hereunder shall not negate, affect, defeat or limit in any way Employer's title to, and exclusive property interest in the Assigned Invention under Paragraph 22.2 above which assignment is a continuing and choate conveyance specifically enforceable and effective for all purposes.




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         23.  Right to  Possession  of  Information,  Documents  and  Materials.
Employee agrees that upon request by Employer, and in any event upon termination of employment, Employee shall turn over to Employer all documents, notes, papers, data files, office supplies or other materials or work product in Employee's possession or under Employee's control which were created pursuant to, are connected with or derived from Employee's services to Employer, or which are related in any manner to Employer's business activities or research and development efforts, or which constitute or relate to Assigned Inventions, whether or not such material are at the date of this Agreement in Employee's possession. Employee agrees that all such documents, notes, papers, data, files, office supplies, materials, work product and Assigned Inventions are the sole property of Employer.

         24. Non-Competition. Employee recognizes and acknowledges that, because of the confidential and sensitive nature of the Confidential Information and because the use of, or even the appearance of the use of, the Confidential Information by Employee in certain circumstances will cause irreparable damage to Employer and its reputation, Employer would not offer employment to Employee unless Employer were assured that such misuse would not occur. Employee further recognizes and acknowledges that because the goodwill of Employer's business is a valuable asset, and because the solicitation of Employer's customers or clients by Employee, after Employee has ceased to be employed by or associated with Employer, will cause irreparable harm to the goodwill of Employer, Employer would not offer or continue to offer such employment to Employee unless Employer were assured that such solicitation would not occur. Employee therefore agrees and covenants that during Employee's employment by Employer and for a period of Two (2) years following the termination of such employment for any reason, Employee will not directly or indirectly engage in any of the following:

                  24.1 Anywhere in the United States or worldwide, design, develop, manufacture, produce, sell or market any product, service, concept or business line on which Employee worked, learned of, or had access to during Employee's employment which is competitive with any aspect the business of Employer as presently conducted or as said business may evolve between the date of this Agreement and the date of Employee's termination of employment.

                  24.2 Have any direct or indirect business dealings or contacts with any customer or client of Employer or any person or firm which has been contracted or identified by Employer as a potential customer or client of Employer as of the date of Employee's termination of employment, except those dealings or contacts which demonstrably do not conflict or compete with the business interests, products or service of Employer.

                  24.3 Employee agrees that this non-compete provision will not adversely affect the Employee's livelihood.

         25. Saving Provision. Employer and Employee agree and stipulate that the agreements contained in the preceding Paragraph, including the scope of the restricted activities described therein and the duration and the geographic extent  of  such  restrictions,  are  fair  and  reasonably  necessary  for  the protection of Employer's Confidential Information, goodwill, and other protectable interests, in light of all of the facts and circumstances of the relationship between Employee and Employer. In the event a court of competent jurisdiction should decline to enforce any provision of Paragraph 24, such Paragraph shall be deemed to be modified to restrict Employee's competition

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with Employer to maximum  extent,  in both time and  geography,  which the court shall find enforceable.

         26. Effect of Termination. Upon termination of this Agreement, for whatever reason, whether by the Employer or Employee, all rights and obligations pursuant to: a) Paragraphs 5, 6, and 7 of this Agreement to the extent Employee has not received Compensation incurred prior to the Termination Date; b) Paragraphs 19, 20, 21, 22 and 25 of this Agreement regarding Employee's obligations of Nondisclosure, Intellectual Property and Remedy; and c) any remedial provisions of this Agreement or miscellaneous provisions related to the interpretation or enforcement of the above paragraphs, shall survive the termination of this Agreement. All other rights and obligations of this Agreement shall cease as of the Termination Date.

         27. Survival of Certain Provisions. Notwithstanding any termination of this Agreement by reason of the discharge of Employee or his voluntary termination of employment, the following provisions of this Agreement shall survive and continue: Paragraphs 19, 20, 21, 22, and 25. This Agreement and all rights hereunder shall inure to the benefit of the Company, its successors and assigns.

         28. Injunctive Relief. The Employee acknowledges that disclosure of any Confidential Information or breach or threatened breach of any of the non-competition and non-disclosure covenants or other agreements contained herein would give rise to irreparable injury to Employer or clients of Employer, which injury would be inadequately compensable in money damages alone. Accordingly, Employer or, where appropriate, a client of Employer, may seek to obtain injunctive relief from the breach or threatened breach of any provision, requirement or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available. The Employee further acknowledges, agrees and stipulates that, in the event of the termination of employment with the Employer, the Employee's experience and capabilities are such that the Employee can obtain employment in business activities which are of a different and non-competing nature with his other activities as an employee of Employer; and that the enforcement of a remedy hereunder by way of injunction shall not prevent the Employee from earning a reasonable livelihood. The Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

          29. Enforcement. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action against Employer by Employee, whether predicated on this Agreement or otherwise. The provisions of this Agreement shall survive the termination for any reason of Employee's employment by Employer.

          30. Disclosure of Existence of Agreement. In order to preserve the Company's rights under this Agreement, Employer may advise any third party with whom Employee may consider, establish or contract a relationship of the existence of this Agreement and of its terms pursuant only to Paragraphs 19, 20, 21, 22 and 25 of this Agreement and Employer shall have no liability for so doing.

          31. Governing Law. The Agreement shall be construed in accordance with the internal laws of the State of Washington, without giving effect to the principles and provisions thereof relating to conflict or choice of laws. Employee's obligations under this Agreement supplement and do not supersede the obligations imposed on Employee by the laws of the State of Washington and the United States of America, including without limitation obligations imposed upon Employee by the Washington Uniform Trade Secrets Act and common law. The venue of any action relating to, or arising from the breach or enforcement of any term of this Agreement, or the determination of the rights of Employer or Employee hereunder, shall be the Superior Court of Washington for King County.

         32. Legal Expense. In any suit, proceeding or action to enforce any term, condition or covenant of this Agreement or to procure an adjudication or determination of the rights of Employer or Employee, the prevailing party shall be entitled to recover from the other party a reasonable attorney fee and all costs and expenses incurred in connection with such suit, proceeding or action, including appeal, which sums shall be included in any judgment or decree entered therein.

          33. Waiver of Breach. The waiver of any breach of any provision of this Agreement or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.

          34. Severability. If one or more of the provisions of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any other application thereof shall in no way be affected or impaired.

         35. Entire Agreement. Employee acknowledges that he has read this Agreement, understands it, has had the opportunity to consult with an attorney of Employee's choosing, and agrees to be bound by its terms. This Agreement constitutes the entire agreement of the Parties hereto respecting the subject matter contained herein and supersedes all prior or contemporaneous written or oral agreements. This Agreement may not be modified or amended except by a writing signed by all parties hereto.

         36. Binding Effect. This Agreement and each of its provisions shall be binding on and endure to the benefit of the Parties and their heirs, personal representatives, successors and assigns.


         IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the date first above written.

EMPLOYEE:                                  MARICULTURE SYSTEMS, INC.


/s/ Richard J. Luce                        By /s/ David E. Meilahn
----------------------                     -----------------------------------
Richard J. Luce                            David E. Meilahn, President


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


                      Attached List of Excluded Inventions



1.)  United States Patent # 5,464,681, November 7, 1995

         A Replaceable Adhesive Display: The product utilizes low-tack removable pressure- sensitive adhesive and various printed substrates to create an advertising/decorative sign for windows and other smooth surfaces.


2.)  United States Patent # 5,273,796, December 14, 1993

       A Paper Translight Display: Developed from a combination of a paper base substrate with low opacity and high whiteness, film modifications, and special ink formulations, this product performs as a backlit transparency.

3.)  Patent Pending on a candle design.





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